COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RECORD RESULTS FOR THE
2011 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…May 5, 2011… LSB Industries, Inc. (NYSE: LXU) announced today record results for the quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights Compared to First Quarter 2010:

•	Net sales were $177.5 million, a 36% increase from $130.4 million.
•	Operating income was $34.0 million compared to $4.4 million.
•	Net income was $20.9 million compared to $1.7 million.
•	Net income applicable to common shareholders was $20.6 million compared to $1.4 million.
•	Diluted earnings per common share were $.90 compared to $.07.

Discussion of First Quarter of 2011:

The 36% increase in net sales was the result of a $36.6 million or 49% increase in Chemical Business net sales and a $10.0 million or 19% increase in Climate Control Business net sales.

Consolidated operating income was $34.0 million for the first quarter of 2011 compared to $4.4 million for the same period in 2010, an increase of $29.6 million.  The $29.6 million increase in consolidated operating income includes:

•
a $27.2 million improvement in Chemical Business’ operating income resulting from increased selling prices and sales volume across all major product lines.  Of special note, the Pryor, Oklahoma facility (“Pryor Facility”) contributed $11.3 million to operating income in the first quarter of 2011.  In the same period one year earlier, due to limited production, the Pryor Facility incurred an operating loss of $6.0 million, and

•	a $2.9 million increase in Climate Control Business operating income.

First Quarter - Chemical Business:

Chemical Business sales for the first quarter of 2011 were $111.4 million, up 49% over the first quarter of 2010, due to increased pricing and volume across all product lines.  Agricultural sales for the Chemical Business for the period were $51.1 million compared to $24.5 million for the same period in 2010.  The increase was due primarily to $19.3 million of Pryor Facility sales compared to $0.3 million for the first quarter in 2010.  The remainder of the increase in agricultural sales was due to increased pricing of UAN and agricultural grade AN sold from our Cherokee, AL and El Dorado, AR facilities, respectively.

Comparable quarter net sales of mining and industrial products also increased due to a combination of higher average selling prices resulting from higher raw material costs passed through in the sales price, and a 13% increase in tons shipped of our mining products.

Operating income increased $27.2 million due in large part to the improvement in the results of the Pryor Facility.  During the first quarter of 2011, the Pryor Facility had sustained production of anhydrous ammonia and UAN compared to limited production during the first quarter of 2010. For the first quarter of 2011, the Pryor Facility had net sales to unrelated third parties of $19.3 million and operating income of $8.6 million resulting from those sales.  In addition, the Chemical Business realized a net benefit of $2.7 million from the utilization by our other facilities of lower cost ammonia produced at the Pryor Facility. By comparison for the first quarter of 2010, the Pryor Facility had $0.3 million of sales and an operating loss of $6.0 million.  Operating income increases at our other Chemical facilities reflected rising agricultural UAN and ammonia prices, declining natural gas costs as well as increased sales volumes of industrial and mining products.  Also of note, during the first quarter of 2011 and 2010, we incurred expenses of $0.2 million and $1.4 million, respectively, relating to planned major maintenance activities.

First Quarter - Climate Control Business:

Net sales for the Climate Control Business were $63.6 million, a 19% increase from the same period of 2010 due to a 15% increase in geothermal and water heat pump net sales, a 52% increase in net sales of hydronic fan coils and a 6% increase in other Climate Control product net sales.  There was a 21% improvement in commercial and institutional product sales and a 10% increase in residential product sales.   The Climate Control Business’ sales increase was primarily a result of continued higher overall incoming order levels, coupled with higher beginning backlog of orders entering in 2011. The increase in segment sales resulted in a $2.9 million or 53% increase in 2011 segment operating income.

Bookings of new product orders were $71.6 million in the first quarter of 2011, compared to $54.2 million in the first quarter of 2010 and $61.3 million in the immediately preceding 2010 fourth quarter.  For the first quarter of 2011, orders for commercial/institutional products increased 43% while the comparable quarter increase for residential products was minimal.  At March 31, 2011, the backlog of confirmed customer product orders was $58.3 million compared to $47.6 million at December 31, 2010 and $36.0 million at March 31, 2010.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “As we said following the close of 2010, the outlook for our business is positive and we look forward to improvement in most of our markets in 2011.  During the first quarter we got off to a good start with a $30 million comparable quarter improvement in operating income.  Our performance in the first quarter, order rates in our Climate Control Business and positive trends in our Chemical Business should lead to overall improvement in 2011 compared to 2010.”

Mr. Golsen noted, “The current outlook for our Chemical Business, according to most market indicators, points to positive supply and demand fundamentals for the types of nitrogen fertilizer we produce and sell.  As such we are taking action to increase production at the Pryor Facility as well as evaluate possible ways to increase production at our other chemical facilities. We also expect that demand for our industrial and mining products will continue to be firm for the balance of 2011.”

Mr. Golsen continued, “Both the commercial/institutional construction and residential construction sectors are expected to increase modestly during the remainder of 2011, which should continue to have a favorable impact on our Climate Control Business. While Climate Control order levels have increased during the last four quarters, we expect the recovery to pre-recession business conditions to be gradual. Our perspective is longer term, and we continue to invest in sales and marketing efforts to expand the market for our products, especially geothermal heat pumps (“GHPs”). We believe that federal tax credits for GHPs have had a positive impact on sales. We are also on schedule to activate our new dedicated geothermal and modular chiller plant during the third quarter of this year. With the increased plant capacity we have added in the past few years, we believe we are ready for growth in our Climate Control business as it occurs.”

Discussing LSB’s financial condition, Mr. Golsen noted, “During the first quarter, we continued to strengthen our balance sheet, by substantially reducing long-term debt, increasing shareholders’ equity and building our cash position.  We also enhanced liquidity and financial flexibility by amending our term loan, enlarging it from $50 million to $60 million and extending its maturity from November 2, 2012 to March 29, 2016.”

He concluded, “With the tailwind of the economic recovery, LSB is well-positioned financially and operationally to benefit from on-going investments in the areas with long-term strategic growth potential.”

Conference Call

LSB’s management will host a conference call covering the first quarter results on Thursday, May 5, 2011 at 5:15 pm ET/4:15 pm CDT to discuss these results and recent corporate developments.  Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby.  Interested parties may participate in the call by dialing 201-689-8261.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.  Additionally, a slide presentation, which will accompany the call, will be posted at www.lsb-okc.com on the Investor Relations section and will also be available after the call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers; modular geothermal chillers; the manufacture and sale of chemical products for the industrial, mining and agricultural markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to: outlook for our business is positive and we look forward to improvement in most of our markets in 2011; commercial/institutional construction and residential construction sectors are expected to increase modestly; expect the recovery to pre-recession business conditions to be gradual; on schedule to activate our new dedicated geothermal and modular chiller plant during the third quarter of this year; believe we are ready for growth in our Climate

Control Business; with respect to our Chemical Business outlook points to positive supply and demand fundamentals for the agricultural products the Chemical Business produces and sells; expect demand for our industrial and mining products will continue to be firm; performance in the first quarter, order rates in our Climate Control Business, and trends in our Chemical Business should lead to overall improvement in 2011; and, LSB is well-positioned to benefit from investments in areas with long-term growth potential. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2010 and the Form 10-Q for the quarter ended March 31, 2011, for discussions of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.

# # #

See Accompanying Tables

LSB Industries, Inc.
Unaudited Financial Highlights
Three Months Ended March 31, 2011 and 2010

	2011	2010
	(in thousands, except per share amounts)
Net sales	$177,493	$130,410
Cost of sales	123,639	102,144
Gross profit	53,854	28,266

Selling, general and administrative expense	20,585	24,589
Provisions for losses on accounts receivable	42	9
Other expense	62	58
Other income	(872)	(806)
Operating income	34,037	4,416

Interest expense	1,712	2,080
Non-operating other income, net	(7)	(38)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	32,332	2,374
Provisions for income taxes	11,657	912
Equity in earnings of affiliate	(285)	(261)
Income from continuing operations	20,960	1,723

Net loss from discontinued operations	57	5
Net income	20,903	1,718

Dividends on preferred stocks	305	305
Net income applicable to common stock	$20,598	$1,413

Weighted average common shares:
Basic	21,180	21,226
Diluted	23,444	21,364

Income per common share:
Basic	$.97	$.07
Diluted	$.90	$.07

  (See accompanying notes)

  LSB Industries, Inc.
  Notes to Unaudited Financial Highlights
  Three Months Ended March 31, 2011 and 2010

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable.  Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

Three Months Ended March 31,
2011	2010
	(in thousands)
Current:
Federal	$9,148	$516
State	2,546	207
Total current	$11,694	$723

Deferred:
Federal	$(36)	$177
State	(1)	12
Total deferred	(37)	189
Provisions for income taxes	$11,657	$912

The current provision for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes.  The current provision for state income taxes includes regular state income tax and provisions for uncertain tax positions.

Note 3:
On March 29, 2011, certain of the Company’s subsidiaries entered into an amended and restated term loan agreement which amended an existing term loan agreement and increased the maximum principal amount from $50 million to $60 million.

Note 4:
On March 31, 2011, one of the holders of LSB’s 5.5% 2007 Debentures converted $24.4 million principal amount of the debentures into 888,160 shares of LSB common stock in accordance with the conversion terms of the debentures.

Note 5:	Information about the Company’s operations in different industry segments for the three months ended March 31, 2011 and 2010 is detailed on the following page.

  LSB Industries, Inc.
  Notes to Unaudited Financial Highlights
  Three Months Ended March 31, 2011 and 2010

Three Months Ended March 31,
2011	2010
(in thousands)
Net sales:
Climate Control	$63,649	$53,671
Chemical (1)	111,431	74,872
Other	2,413	1,867
	$177,493	$130,410

Gross profit: (2)
Climate Control	$21,486	$18,399
Chemical (1) (3)	31,468	9,158
Other	900	709
	$53,854	$28,266

Operating income: (4)
Climate Control	$8,441	$5,527
Chemical (1) (3)	29,098	1,885
General corporate expenses and other business operations, net	(3,502)	(2,996)
	34,037	4,416
Interest expense	(1,712)	(2,080)
Non-operating other income net:
Climate Control	1	1
Chemical	-	2
Corporate and other business operations	6	35
Provisions for income taxes	(11,657)	(912)
Equity in earnings of affiliate, Climate Control	285	261
Income from continuing operations	$20,960	$1,723

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2011 and 2010

(1)
During the first quarter of 2011, the Pryor Facility had sustained production of anhydrous ammonia and UAN compared to limited production during the first quarter 2010.  For the first quarter of 2011, the Pryor Facility had net sales to unrelated third parties of $19.3 million and operating income of $8.6 million resulting from those sales. In addition, the Chemical Business realized a net benefit to operating income of $2.7 million from the utilization by our other facilities of lower cost ammonia produced at the Pryor Facility.  By comparison, Pryor reported sales of $0.3  million and an operating loss of $6.0 million for the first quarter of 2010.  During the first quarter of 2011, production-related costs of the Pryor Facility are classified as cost of sales while normal recurring selling, general and administrative expenses (“SG&A”) are classified as SG&A.  Due to limited production at the Pryor Facility during the first quarter of 2010, most of the expenses incurred were classified as SG&A.

(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)
As the result of entering into sales commitments with higher firm sales prices during 2008, we recognized sales with a gross profit of $761,000 higher than our comparable product sales made at lower market prices available during the first quarter of 2010.  During the first quarter of 2011 and 2010, we incurred expenses of $166,000 and $1,432,000, respectively, relating to planned major maintenance activities.  During the first quarter of 2011 and 2010, we recognized losses totaling $56,000 and $838,000, respectively, on our futures/forward contracts for natural gas.

(4)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations.  Operating income by industry segment represents gross profit less SG&A incurred plus other income and other expense earned/incurred before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)

March 31, 2011	December 31, 2010
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$98,045	$66,946
Restricted cash	31	31
Short-term investments	-	10,003
Accounts receivable, net	76,077	74,259
Inventories	70,820	60,106
Supplies, prepaid items and other:
Prepaid insurance	3,219	4,449
Precious metals	13,051	12,048
Supplies	7,253	6,802
Fair value of derivatives and other	218	1,454
Other	3,677	1,174
Total supplies, prepaid items and other	27,418	25,927

Deferred income taxes	5,490	5,396

Total current assets	277,881	242,668

Property, plant and equipment, net	136,685	135,755

Other assets:
Debt issuance costs, net	1,153	1,023
Investment in affiliate	3,901	4,016
Goodwill	1,724	1,724
Other, net	2,871	2,795
Total other assets	9,649	9,558
	$424,215	$387,981

(Continued on following page)

LSB Industries, Inc.
Consolidated Balance Sheets (continued)
(unaudited)

March 31 2011	December 31 2010
(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,088	$51,025
Short-term financing	2,682	3,821
Accrued and other liabilities	38,497	31,507
Current portion of long-term debt	5,340	2,328
Total current liabilities	94,607	88,681

Long-term debt	76,338	93,064

Noncurrent accrued and other liabilities	13,106	12,605

Deferred income taxes	14,318	14,261

Commitments and contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,444,904 shares issued (25,476,534 at December 31, 2010)	2,645	2,548
Capital in excess of par value	157,626	131,845
Retained earnings	90,949	70,351
	254,220	207,744
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374
Total stockholders' equity	225,846	179,370
	$424,215	$387,981